COUNTERPATH CORPORATION & COUNTERPATH TECHNOLOGIES INC.

SETTLEMENT AGREEMENT

THIS AGREEMENT is effective as of 15th day of March 2009.

BETWEEN

CounterPath Corporation a company incorporated under the laws of the state of Nevada and its subsidiary, CounterPath Technologies Inc., a company incorporated under the laws of the Province of British Columbia and both having an office at Suite 300, One Bentall Centre, 505 Burrard Street, Vancouver, British Columbia, Canada V7X1M3 (hereinafter jointly and severely referred to as the "Company")

AND

Mark Bruk having an address for notice at # 302 – 738 Broughton Street, Vancouver, British Columbia, Canada V6G3A7 (hereinafter referred to as "Bruk")

WHEREAS:

A.	The main business of the Company is in the researching, developing and selling of VoIP/IP Telephony software products (the “Company's Business");

B.	Bruk is a co-founder of the Company and is Executive Vice-Chairman of the board of directors of the Company and an employee of the Company;

C.	Bruk entered into an employment agreement with the Company dated December 13, 2007 (the “Employment Agreement”);

D.	The Company has requested Bruk relinquish his position as Executive Vice-Chairman and assume the position of Vice-Chairman; and

E.

The parties have agreed to terminate the Employment Agreement and enter into this Settlement Agreement which replaces the Employment Agreement and sets the terms of payment of severance and other entitlements of Bruk and their respective obligations.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of mutual covenants and agreements hereafter set out, the Company and Bruk agree to the following terms and conditions:

1.	Termination of Employment Agreement and Bruk’s Employment

1.1	Effective March 15, 2009 (the “Notice Date”):

	(a)	Bruk’s employment with the Company is terminated;

	(b)	Bruk will have no further duties or responsibilities to the Company as an employee;

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Settlement Agreement

(c) the forty five (45) month severance payment described in Section 2 will commence;

(d)

the Company will immediately cease to use Bruk’s CIBC Visa credit card and will as soon as practicable on or after the Notice Date make full payment for any charges made against such credit card, including any interest due thereon, if applicable; and

(e)

the Company will return Bruk’s personal mobile phone number of 604-729-7424 to him and will have such mobile phone number moved, at the Company’s cost, to the mobile carrier selected by Bruk. (After such mobile phone number is moved to the mobile carrier selected by Bruk, Bruk will be responsible for all mobile phone charges, except for the move charges).

1.2	Vacation. It is acknowledged and agreed that as at the Notice Date, Bruk will have no accrued or unused vacation days.

1.3	The Company will permit Bruk to continue to use the Company’s HP notebook computer currently in his possession until December 15, 2012 (the “End Date”).

2.	Severance and Benefits

2.1	The Company will pay Bruk the severance and provide the benefits as set out in this section 2 commencing on the Notice Date and ending on the End Date.

2.2

The Company will pay Bruk four hundred and ninety-five thousand Canadian dollars (CDN$495,000) (the “Severance”). The Severance will be payable by the Company in monthly installments of eleven thousand Canadian dollars (CDN$11,000) less statutory deductions on the fifteenth (15th) day of each month; the first such installment will be payable on April 15, 2009, to such bank account as directed by Bruk.

2.3

Bruk acknowledges that the Severance is inclusive of any severance or notice that may be payable to Bruk pursuant to the provisions of the Employment Standards Act of British Columbia, and is in lieu of any severance or benefits that Bruk would have been entitled to under the Employment Agreement.

2.4

The Company shall maintain Bruk’s coverage under the Company’s medical, dental, Accidental Death and Dismemberment (AD&D), and life insurance plans which are in existence as of the Notice Date (the “Benefits”) until such time as Bruk provides thirty (30) days prior written notice to the Company that Bruk wishes the Company to terminate the Benefits and replace them with international insurance with a similar level of coverage as the Benefits.

2.5

The Company’s obligation to provide Benefits to Bruk pursuant to section 2.4 will terminate on the earlier of (1) twenty-one (21) months from the Notice Date, or (b) the date Bruk accepts employment or other position with a third party in which benefits similar to the Benefits are provided to Bruk by that third party and Bruk is entitled to receive such benefits.

2.6

All unvested stock options held by Bruk as of the Notice Date will continue to vest as per the schedule set forth in the stock option agreement(s) entered into between the parties prior to the Notice Date, and all vested stock options held by Bruk will remain exercisable by Bruk until their expiry date of January 10, 2011 as defined in section1.1(c) of such stock option agreement(s).

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3.	Default by the Company

3.1	In the event that the Company fails to make a Severance payment as and when due under section 2.2:

	(a)	Bruk will give the Company written notice of the failure to make such Severance payment; and

	(b)	the Company will have thirty (30) days from the date of such written notice to cure the failure to make a Severance payment.

3.2	In the event that the Company fails to cure the above noted failure to make a Severance payment or receive a waiver providing relief or extension of such payment from Bruk then:

(a)

the entire unpaid balance of the Severance due to Bruk under section 2.2, plus fifteen thousand Canadian Dollars (CDN$15,000) liquidated damages will immediately become due and payable as a debt owed by the Company to Bruk;

	(b)	interest shall accrue on the entire unpaid balance of the Severance plus the liquidated damages at the prime rate charged by the Royal Bank of Canada plus three percentage points (3%); and

	(c)	Bruk will be immediately released from all of his obligations to the Company under sections 4.3(a) and 4.3(b) of this Agreement.

The Company will execute a consent to judgement for the amount due and owing and provide it to the solicitor for Bruk upon execution of this Agreement.

3.3

The parties agree that the liquidated damages referred to in section 3.2(a) represents a genuine pre-estimate of the damages that that Bruk will incur as a result of the Company’s breach of this Agreement.

4.	Confidentiality and Non-Solicitation

4.1	Definitions. For the purposes of this Agreement the following terms mean as follows.

(a)

"Trade Secrets" means technical information or material that is commercially valuable to the Company’s Business as defined in this Agreement and not generally known in the VoIP/IP Telephony software products’ industry. This includes, without limiting the generality of the foregoing, the following:

(i) any and all versions of the Company’s proprietary or exclusively licensed computer software (including source code and object code), hardware, firmware and documentation; and

(ii)

technical information concerning the Company's products, processes and services, including product and process data and specifications, diagrams, flow charts drawings, test results, know-how, inventions, research projects and product development.

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Settlement Agreement

(b)

"Confidential Information" means non-technical information or material that is commercially valuable to the Company’s Business as defined in this Agreement and not generally known in the VoIP/IP Telephony software products’ industry. This includes, without limiting the generality of the foregoing, the following:

(i)

information concerning the Company's Business as defined in this Agreement, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information, and advertising strategies;

		(ii)	information concerning the Company's employees, including their salaries, strengths, weaknesses and skills;

		(iii)	information submitted by the Company's customers, suppliers, employees, consultants or co-venturers with the Company for study, evaluation or use; and

		(iv)	any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company's Business as defined in this Agreement.

4.2

Except as required while Bruk remains a director of the Company and only under the same restrictions other directors of the Company operate under, Bruk will not reveal any Confidential Information or Trade Secrets of the Company to any person, firm, corporation, or entity.

4.3

Bruk understands that during his employment with the Company and in his role as a fiduciary of the Company, he has become familiar with the Confidential Information and Trade Secrets of the Company, and therefore, it is possible that he could gravely harm the Company if he worked for a competitor. Accordingly, and in consideration of the Company paying the Severance, Bruk agrees that until the End Date he will not, (unless section 3.2(c) applies) without written authorization of the Company:

	(a)	engage directly or indirectly in, or contribute his knowledge to any product or work that is competitive or functionally similar to any VoIP/IP telephony products of the Company;

(b)

directly or indirectly compete with the Company's Business (it being understood that competition includes the design, development, production, promotion or sale of products or services competitive with those marketed, developed or supported in the Company's Business);

(c)

contact any customer of the Company who was a customer within a two (2) year period prior to the Notice Date for the purposes of soliciting or attempting to solicit any business the Company enjoyed or solicited from such customers; and

(d)

induce, or attempt to induce, any Company employee who was an employee as of the Notice Date, or becomes an employee before the End Date, to quit the Company's employ or recruit or hire away any Company employee.

For the purposes of this section 4.3, the post-employment restrictions on Bruk shall apply in all regions of the world.

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4.4	The Company agrees that it will not:

(a)

claim ownership on Bruk’s non-provisional patent application “Method and System for Processing Financial Transactions Using Multiple Financial Account” filed with the United States Patent and Trademark Office on May 31, 2007 (Serial Number 11/809,031) and/or any related U.S. or international patent application, which patent application is not related in any way to the Company’s Business as defined in this Agreement nor the VoIP/IP Telephony software products’ industry; and

(b) claim ownership on any of Bruk’s personal Internet domains, including but not limited to, www.kunekt.com, www.kunekt.net, www.evove.com and www.evove.net.

4.5

Injunctive Relief and Security for Damages. If Bruk breaches sections 4.2 or 4.3, (and provided that Bruk is not excused from compliance with those sections because of a default by the Company as set out in section 3), the Company will be entitled to an injunction to restrain Bruk from such actions. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against Bruk for a breach or threatened breach of this condition, including the recovery of damages from Bruk, and/or treating such breach as a repudiation of this Agreement. Provided that the Company has first obtained a court order (including an order for an interim or permanent injunction) to enforce the terms of sections 4.2 or 4.3, the Company may terminate any Severance payments that Bruk was entitled to pursuant to section 3.

5.	Unconditional Release by the Company

5.1

Except in the case of a breach of section 4, the Company on behalf of itself and all of its subsidiaries, hereby unconditionally and forever waive, release and discharge Bruk from and against any and all claims, demands, actions, causes of action, losses, costs, liabilities, assessments, settlements, expenses, suits of any nature and kind whatsoever and howsoever arising, whether known or unknown, suspected or unsuspected, existing or non-existing, whether at law or in equity, by contract of under any statute or regulation, which the Company now has, has ever had, or at any time hereafter shall or may have against Bruk, arising by reason of Bruk having been employed by the Company prior to the Notice Date.

6.	Board Seat

6.1

Until the End Date, and provided that Bruk is not disqualified under applicable law from acting as a director of the Company, is no longer a director, or resigns as a director of the Company, the Company will include Bruk as one of management’s nominees for election from time to time as a director of the Company.

6.2

Until Bruk is no longer a director of the Company, the Company will include the following statement in its annual reports: “Mark Bruk is the founder of CounterPath Corporation and was until August 2007 its CEO and Chairman. In August 2007 the company acquired New Heights Software Corp. at which time Mr. Bruk stepped down as CEO and Chairman.”

7.	General

7.1

Survival of Severance Obligation. If Bruk dies prior to the last Severance payment being made, and provided a court of competent jurisdiction has not determined, in a final judgment from which no appeal is available, that he was, prior to his death, in default of his obligations under section 4, any and all subsequent Severance payments shall be made to Bruk's estate.

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7.2

Effect on Prior Agreements & Release by Bruk. This Agreement supersedes all prior agreements or communications between the parties, and Bruk agrees that the Severance and other consideration provided pursuant to this Agreement is in full satisfaction of any claims Bruk may have had pursuant to the Employment Agreement, other previous agreements or communications with the Company, or under common law, arising from the employment or termination of his employment with the Company or for any other reasons (hereinafter collectively referred to as “Claims”). Accordingly, Bruk, on behalf of himself, his heirs, executors, administrators, agents and assigns (the “Releasor”), releases and discharges the Company, its officers, directors, employees, predecessors, successors, assigns, and related or associated companies (the “Releasees”), from all Claims. Further, the Releasor agrees to indemnify the Releasees from any claims, charges, taxes, penalties or demands which may be made by the Canada Revenue Agency on account of income tax which is payable by the Releasor in excess of income tax withheld and remitted on the Releasor’s behalf by the Releasees.

7.3

Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or unenforceable through no fault of the Company and Bruk, then to the full extent permitted by law the Employment Agreement shall be deemed reinstated as if this Agreement had not been executed.

7.4	Successors and Assigns. The Company’s rights and obligations under this Agreement will enure to the benefit and be binding upon the parties’ successors and assigns.

7.5

Oral Modifications Not Binding. Oral modifications to this Agreement shall have no effect. This Agreement may be modified only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

7.6

Notices. Except as otherwise expressly provided herein, any and all notices or demands which must or maybe given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by regular mail or by facsimile transmission to the parties' respective address set out on the first page of this Agreement. All such communications, notices or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change its address hereunder on twenty days notice to the other party in compliance with this section.

7.7

Laws and Jurisdiction. This Agreement will be interpreted in accordance within the laws of British Columbia. The parties agree to attorn to the jurisdiction of the courts of British Columbia for any dispute arising from the enforcement or interpretation of this Agreement.

7.8

Confidentiality of Terms of Agreement. Until disclosed by the Company in a public filing and only to the same extent that the Company discloses the terms of this Agreement, Bruk will not disclose the terms of this Agreement to anyone other than Bruk’s legal and financial advisors, or unless compelled by order of a court of competent jurisdiction or to enforce this Agreement

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against the Company or otherwise as agreed to by the Company.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

COUNTERPATH CORPORATION	|	MARK BRUK
COUNTERPATH TECHNOLOGIES INC.	|
|
/s/ David Karp	|	/s/ Mark Bruk
|
|
(Authorized Signature)	|	Signature
|
March 12, 2009	|	March 12, 2009
|
Date	|	Date

CounterPath Corporation and CounterPath Technologies Inc.
Settlement Agreement